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                                                                    EXHIBIT 4(c)


                         AMENDMENTS TO RIGHTS AGREEMENT

         THESE AMENDMENTS (these "Amendments"), between J. Alexander's Corporation, a Tennessee corporation (the "Company"), and SunTrust Bank, Atlanta (the "Rights Agent").


                               W I T N E S S E T H

         WHEREAS, on May 16, 1989, the Company entered into that certain Rights Agreement between the Company and the Rights Agent (the "Rights Agreement");

         WHEREAS, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter as well as each share of Common Stock issued by the Company prior to the Distribution Date (as defined in Section 3(a) of the Rights Agreement);

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Rights Agreement as set forth in these Amendments;

         WHEREAS, pursuant to Section 26, the Company and the Rights Agent, at the direction of the Company's Board of Directors, may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of the Company's Common Stock since the Distribution Date has not yet occurred;

         WHEREAS, terms used in these Amendments that are defined in the Rights Agreement are used with the meanings ascribed to them in the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Amendments. Effective as of the date of these Amendments, the Rights Agreement shall be amended as follows:

             (a) Section 1(i) defining "Independent Director" is stricken in its entirety;

             (b) Section 28(ii) is amended by striking "or by a majority of the Independent Directors"; and

             (c) All other references to "Independent Directors" are replaced with "Board of Directors".

             (d) Section 18(a) is amended so that the second sentence thereof shall read as follows: "The Company shall indemnify the Rights Agent for, and hold


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                  it harmless against, any losses, expenses, claims, damages or liability incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement and performance hereunder, including without limitation the cost and expenses of defending against any claim of liability therefrom, directly or indirectly and will promptly reimburse the Rights Agent for legal and other expenses reasonably incurred in defending any such loss, expense, claim, damage or liability."

         2. Effective Date. These Amendments shall become effective as of the date hereof upon its execution and delivery by each of the parties.

         3. Rights Agreement. Except as set forth in Section 1 above, the Rights Agreement shall remain in full force and effect.

         4. Counterparts. These Amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have caused these Amendments to be executed and delivered by their duly authorized officers or agents all as of the date first above written.



                                        J. ALEXANDER'S CORPORATION


                                        By:  /s/ Lonnie J. Stout II
                                             ---------------------------------
                                             Name: Lonnie J. Stout II
                                             Title:  Chairman, President & CEO
                                             Date:  February 17, 1999



                                        SUNTRUST BANK, ATLANTA


                                        By: /s/ Letitia A. Radford
                                            ----------------------------------
                                            Name: Letitia A. Radford
                                            Title: Vice President
                                            Date: February 22, 1999